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                                                                      Exhibit 99


                                    SERVICO
                                Hotels & Resorts

                       New York Stock Exchange Symbol SER

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                 CONTACT: SERVICO, INC.
                                                               Warren M. Knight
                                                               Vice President -
                                                               Finance
September 16, 1998                                             (561) 689-9970


                      SERVICO ANNOUNCES ADJUSTMENT TO TERMS
                        OF MERGER WITH IMPAC HOTEL GROUP
          LOCKS IN NUMBER OF SHARES TO BE ISSUED TO IMPAC AT 9,400,000

WEST PALM BEACH, FLORIDA: Servico, Inc. (NYSE:SER), a nationwide owner and operator of hotels, today announced that it has reached an agreement with Impac Hotel Group to amend the terms of their previously announced merger. The agreement calls for Servico and Impac to merge and form a new company to be named Lodgian.

         The original agreement called for the issuance of a total of 7.4 million Lodgian common shares to Impac unit holders, subject to upward adjustment, if Servico's common stock traded below a minimum average price of $14 during a defined period. Due to overall equity market conditions, Servico's common stock has traded below $14 per share, and there has existed a tremendous amount of uncertainty in the market over the number of shares which would ultimately be issued to Impac's unit holders. To eliminate any further uncertainty, the parties have agreed that a fixed total of 9.4 million Lodgian common shares and a one time cash payment of $15 million will be issued to Impac unit holders. In connection with the transaction, Servico shareholders will continue to receive Lodgian common stock on a one for one basis. The closing of the transaction continues to be subject to the satisfaction of a number of conditions, including, among other things, the approval of Servico shareholders.


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         "The substantial synergies which were the reason for this transaction with Impac remain valid," noted David Buddemeyer, Servico's President and Chief Executive Officer, who added that the transaction, as amended, continues to be accretive. Said Buddemeyer, "While the market is volatile, and the lodging industry has been particularly hard hit, Servico's fundamentals remain strong. Servico's track record for operating hotels speaks for itself, and the Lodgian transaction offers the potential for significant internal growth in the operation of combined Servico-Impac portfolios."

         Servico currently owns or manages 84 hotels with more than 17,000 rooms located in 24 states and Canada. Pro forma for the pending Impac Hotel Group acquisition, Lodgian will own or manage 137 hotels with more than 26,000 rooms in 35 states and Canada. The hotels are primarily full service, providing food and beverage service as well as lodging and meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality franchises, including Marriott, Doubletree, Holiday Inn, Crowne Plaza, Hilton, Omni, Radisson, Sheraton and Westin. Lodgian will have assets in excess of $1.2 billion and will be one of the largest hotel owner/operators in the United States.

         Statements in this release may be construed to be forward looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements involve risks and uncertainties, including without limitation, risks relating to the operation and acquisition of hotels, risks that the Impac acquisition will not be completed, the availability of capital, the ability to refinance debt, the historical cyclicality of the lodging industry and the other risks identified in Servico's SEC filings.